BG Staffing, Inc. Announces Q1 2019 Financial Results

PLANO, Texas – (May 9, 2019) – BG Staffing, Inc. (NYSE American: BGSF), a rapidly growing national provider of professional temporary staffing services, today reported financial results for its first quarter ended March 31, 2019.

Quarter One 2019 Results

	2019	2018	Change	% Change
	(amounts in thousands, except per-share amounts)
Revenues	$68,776	$66,855	$1,921	2.9%
Gross profit	$18,439	$17,310	$1,129	6.5%
Gross profit percentage	26.8%	25.9%	0.9%	3.5%
Net income	$2,496	$2,466	$30	1.2%
Net income per diluted share	$0.24	$0.27	$(0.03)	(11.1)%
Weighted average diluted shares	10,404	9,087	1,317	14.5%
Adjusted EBITDA (1)	$5,159	$5,468	$(309)	(5.7)%
Adjusted EBITDA percentage (2)	7.5%	8.2%	(0.7)%	(8.5)%

Beth A. Garvey, President and CEO, stated, “We continue to see favorable market dynamics and our outlook for the remainder of 2019 is positive. Our revenue and gross profit numbers were up this quarter despite challenging weather conditions. Our teams continue to increase gross profit % across all our business lines.”

Garvey added, “Net income was impacted due to accelerated office openings in Real Estate, share-based compensation and increased technology spend. We believe that technology will facilitate enhanced productivity and an improved field talent and client partner experience.”

Conference Call
The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PT (4:30pm ET) on May 9, 2019. The call can also be accessed "live" online at http://public.viavid.com/index.php?id=133987.  A replay of the recorded call will be available for 90 days on the Company's website (http://bgstaffing.investorroom.com/). You can also listen to a replay of the call by dialing 1-844-512-2921 (international participants dial 1-412-317-6671) starting May 9, 2019, at 7:30pm ET through May 16, 2019 at 11:59 pm ET. Please use PIN Number 10006566.

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a professional temporary staffing platform that has integrated several regional and national brands achieving scalable growth. The Company was ranked as the 59th largest U.S. staffing company and the 45th largest IT staffing firm in 2018 by Staffing Industry Analysts. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BG Staffing’s portfolio of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to our field talent and client partners while building value for investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

(1) Non-GAAP financial measure. See reconciliation at end for details.
(2) Adjusted EBITDA as a percentage of revenue.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” “continue,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com

BG Staffing, Inc.
Non-GAAP Financial Measures

The financial results of BG Staffing, Inc. are prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and the rules of the U.S. Securities and Exchange Commission. To help the readers understand the Company's financial performance, the Company supplements its GAAP financial results with Adjusted EBITDA.

A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of a company. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or measure of our liquidity. We believe that Adjusted EBITDA is a useful performance measure and is used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone. In addition, the financial covenants in our credit agreement are based on adjusted EBITDA as defined in the credit agreement.

We define “Adjusted EBITDA” as earnings before interest expense, income taxes, depreciation and amortization expense, non-cash items, and certain items that management does not consider in assessing our on-going operating performance.

Reconciliation of Net Income to Adjusted EBITDA

	Thirteen Weeks Ended
	March 31, 2019	April 1, 2018
	(dollars in thousands)
Net income	$2,496	$2,466
Interest expense, net	353	871
Income tax expense	737	699
Depreciation and amortization	1,232	1,296
Share-based compensation	320	67
Transaction fees	21	69
Adjusted EBITDA	$5,159	$5,468